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                                                                    EXHIBIT 99.4

        NABORS INDUSTRIES MAKES $14.72 PER SHARE CASH AND STOCK PROPOSAL
                          TO POOL ENERGY SERVICES BOARD

HOUSTON, Texas, October 30, 1998 - Nabors Industries, Inc. (ASE: NBR) announced today that it made a proposal to the Board of Directors of Pool Energy Services Co. (NASDAQ: PESC) to acquire all of the outstanding shares of Pool common stock for consideration of 0.481 shares of Nabors common stock and $6.125 in cash for each outstanding Pool share. The proposal implies a value of $14.72 per Pool share based on Nabors' closing stock price of $17.875 on October 27, 1998. The proposed merger transaction would have a total value of approximately $486 million, including assumed net liabilities.

On October 12, 1998, following several unsuccessful conversations with Pool representatives, Nabors proposed by letter to the Pool Board of Directors a combination of Nabors and Pool. The proposed consideration represented a 77% premium to Pool's closing stock price of $7.06 per share on October 9, 1998, the last trading day prior to Nabors' proposal. In a letter to Nabors dated October 26, 1998, Pool's chairman and chief executive officer, James T. Jongebloed, said that Pool's Board had rejected the proposal, noting that its decision was "unanimous and unequivocal" and that Pool was "not interested in pursuing the discussions" with Nabors.

In making today's announcement, Eugene M. Isenberg, chairman and chief executive officer of Nabors, said, "We are determined to effect a combination of Nabors and Pool. We believe that our two companies would be a superb fit. The strategic direction of both Nabors and Pool is complementary. Each company operates drilling and workover platform rigs in the Gulf of Mexico and internationally as well as land drilling operations in Alaska and internationally, including Saudi Arabia."

"The combination of our companies would provide substantial benefits to shareholders, employees and customers of both companies. A combination of Nabors and Pool would lead to economies of scale that offer the prospect of significant purchasing, operating and other efficiencies -- leading to lower costs, reduced capital expenditure requirements and enhanced equipment utilization. Nabors' offshore presence also offers significant opportunities for marketing Pool's Sea Mar fleet. Finally, we believe that there will be continuing roles for key management that will offer greater responsibilities and increased opportunities in a substantially larger company," continued Mr. Isenberg.

"We were surprised that Pool's Board rejected our proposal without holding any discussions with us and we are disappointed that Pool's Board has declined our repeated offers to discuss this powerful combination. We believe that together Nabors and Pool will outperform Pool's `strategic plan' and will maximize value for Pool shareholders over the near- and long-term. As we have indicated in our letters to Pool's Board, because our proposal is based on publicly available information, we would consider offering a higher price if Pool can demonstrate additional value," concluded Mr. Isenberg.

Nabors purchased 867,500 shares of Pool's common stock in June 1994, and currently owns 1,022,500 shares, or 4.8%, of Pool's common stock. As a result of Nabors' June 1994 investment, Pool announced a strategic plan and the adoption of a poison pill in that same month. Since the implementation of Pool's strategic plan, the S&P Oil Well Services & Equipment Index has increased 77% and Nabors' stock price has increased 165% while Pool's stock price has only increased 20%. Furthermore, Pool's stock price has increased an average of less than 1% per year since its initial public offering at $10.25 per share on April 17, 1990.



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Following is the full text of the letter that was sent from Mr. Isenberg to Mr.
Jongebloed and other members of Pool's Board of Directors:

        October 28, 1998

        The Board of Directors of
        Pool Energy Services Co.
        10375 Richmond Avenue
        Houston, Texas 77042

        Dear Mr. Jongebloed:

        On October 12, 1998, I wrote to you proposing a combination of Nabors and Pool in which Nabors would acquire all of the outstanding shares of Pool for consideration consisting of 51% Nabors stock and 49% cash, with an implied value at that date of $12.50 per Pool share. This offer represented a 77% premium to Pool's closing stock price of $7.06 per share on October 9, 1998, the last trading day prior to our proposal. On October 26, 1998, we received a letter from you stating that Pool was not interested in pursuing discussions with Nabors. In view of the superior value inherent in our proposal, we were surprised that your Board of Directors could have concluded unanimously and unequivocally not to discuss our proposal. Had our proposal been accepted on October 12, your shareholders would have received consideration with a blended value today of $14.72 based on the ratios implied by our offer price of $12.50 and Nabors' closing price on October 9 of $13.25. We continue to believe that a business combination based on these values is in the best interests of Pool and its shareholders.

        In your letter, you refer to Pool's commitment to the implementation of its own strategic plan, which is designed to increase shareholder value over the long-term. We are convinced that this plan cannot outperform the benefits of a combination of Pool and Nabors given the high fragmentation of our industry, the economies of scale which will be realized through the combination and the enhanced capital structure of the combined entities. As a result, we believe that a combination of our companies will maximize the long-term value to be realized by your shareholders.

        Given the strong benefits of a combination of Pool and Nabors, we encourage you to reevaluate our proposal to enter into a merger in which Nabors would acquire all of the outstanding shares of Pool for consideration equal to 0.481 Nabors shares and $6.125 in cash for each outstanding Pool share. As stated above, this offer implies a value of $14.72 per Pool share based on Nabors' closing stock price on October 27, 1998. In addition, as we indicated in our letter of October 12, our proposal is based on public information and, if you can demonstrate additional value, we would consider offering a higher price.

        We are hopeful that Pool's management and Board of Directors want to act in the best interests of the company's shareholders. We also firmly believe that your shareholders would welcome our proposal, and we are committed to affording them the opportunity to do so. Based on the unusually high trading volume in Pool's shares subsequent to our October 12 letter, it is in both our interests to discuss this matter quickly. I will call you tomorrow to discuss our proposal.

        Sincerely,

        /s/ Eugene M. Isenberg
        Eugene M. Isenberg
        Chairman and Chief Executive Officer


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Nabors actively markets over 400 land drilling rigs worldwide. Offshore, the
Company operates 25 platform rigs, six jack-ups and two barge drilling rigs. The Company participates in most of the significant oil, gas and geothermal drilling markets in the world. Nabors also manufactures top drives and drilling instrumentation systems and provides comprehensive oilfield engineering, civil construction, logistics and facility maintenance and project management services.

                                      # # #

The information above includes forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934. These statements are based upon certain assumptions and analyses made by the Company, in light of its experience, and its perception of historical and future trends, on general economic and business conditions; and on numerous other factors, including expected future developments, many of which are beyond the control of the Company. Such forward-looking statements are also subject to certain risks and uncertainties, as disclosed by the Company from time to time in its filings with the Securities and Exchange Commission. As a result of these factors, the Company's actual results may differ materially from those indicated in or implied by such forward-looking statements.


Contacts:        Nabors Industries, Inc.            Abernathy MacGregor Frank
                 Dennis A. Smith                    Andrew Brimmer / Dan Katcher
                 (281) 874-0035                     (212) 371-5999






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